Exhibit 10.15

URGENT.LY INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Urgent.ly Inc. (the “Company”) believes that providing cash and equity compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meanings given to such terms in the Company’s 2023 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meanings given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the registration statement in connection with the direct listing of the Company’s securities (such date, the “Effective Date”).

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $50,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as the chair of the Board, lead independent director, or as the chair or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Board Chair / Lead Independent Director:	$20,000

Chair of Audit Committee:	$20,000

Member of Audit Committee:	$10,000

Chair of Compensation Committee:	$12,000

Member of Compensation Committee:	$6,000

Chair of Nominating and Governance Committee:	$10,000

Member of Nominating and Governance Committee:	$5,000

For clarity, each Outside Director who serves as the chair of a committee will receive the additional annual fee as the chair of the committee, but will not receive the additional annual fee as a member of the committee.

2.	EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Section 2 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Initial Award. Subject to Section 4 of this Policy, each individual who first becomes an Outside Director following the Effective Date automatically will be granted an award of restricted stock units (the “Initial Award”) covering a number of Shares having an aggregate Value equal to $300,000. The Initial Award will be made on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Subject to Section 3 of this Policy, an Initial Award will vest in equal 1/3 installments on each of the first three anniversaries of its date of grant, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(c) Annual Award. Subject to Section 4 of this Policy, on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) following the Effective Date, each Outside Director automatically will be granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having an aggregate Value equal to $150,000, rounded to the nearest whole Share.

Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(d) Effective Date Award. Subject to Section 4 of this Policy, upon effectiveness of the Company’s initial Form S-8 registration statement filed with the Securities and Exchange Commission, each Outside Director automatically will be granted an award of restricted stock units (a “Effective Date Award”) covering a number of Shares equal to (x) $300,000 divided by (y) (i) the Company Valuation divided by (ii) the Company Share Number (as such terms are defined in that certain Agreement and Plan of Merger dated February 9, 2023, by and between the Company, U.O. Odyssey Merger Sub Ltd., and Otonomo Technologies Ltd).

Subject to Section 3 of this Policy, each Effective Date Award will vest in equal 1/3 installments, with the first installment vesting on the earlier of (i) the one-year anniversary of the date the Effective Date Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Effective Date Award is granted (such earlier date, the “Initial Vesting Date”), and the second and third installments vesting on the first and second anniversaries of the Initial Vesting Date, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(e) Value. For the purposes of this Section 2, the “Value” of a Share is the thirty (30) trading day volume weighted average stock price for the thirty (30) trading days prior to the applicable grant date, or, with respect to an Initial Award granted within thirty (30) trading days after the Effective Date, the trading day volume weighted average stock price for the number of trading days that have occurred on and after the Effective Date.

3.	CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Awards, including any Initial Award or Annual Award, provided that the Outside Director continues to be an Outside Director through such Change in Control.

4.	ANNUAL COMPENSATION LIMIT

No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and Awards with an aggregate value greater than $750,000, with the limit increased to $1,000,000 for the initial year of service (with the value of each Award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles) for purposes of the limitation under this Section 4). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid on or after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.